UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 10, 2007

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 825-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 3, 2007, FuelCell Energy, Inc. (“FuelCell” or the “Company”) entered into a certain Underwriting Agreement (the “Underwriting Agreement”), a copy of which is attached as Exhibit 1.1 to this Form 8-K, with Credit Suisse Securities (USA) LLC, Canaccord Adams Inc., Lazard Capital Markets LLC, RBC Capital Markets Corporation, Adour Capital Investments, LLC and Simmons & Company International. The transactions contemplated by the Underwriting Agreement closed and became effective and enforceable on April 10, 2007. Set forth below is a brief description of the material terms of the Underwriting Agreement.

Under the terms and subject to the conditions contained in the Underwriting Agreement, the Company sold to the underwriters named below the following respective numbers of shares of FuelCell common stock:

Underwriter	Number of Shares

Credit Suisse Securities (USA) LLC	4,725,000

Canaccord Adams Inc.	1,305,000

Lazard Capital Markets LLC	1,305,000

RBC Capital Markets Corporation	1,305,000

Ardour Capital Investments, LLC	180,000

Simmons & Company International	180,000

Pursuant to the Underwriting Agreement, FuelCell granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,350,000 additional shares of common stock from the Company at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters sold the shares of common stock at the public offering price of $7.50 per share and to selling group members at that price less a selling concession of $0.4875 per share. Subsequent to the closing of the transactions contemplated by the Underwriting Agreement, the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses FuelCell will pay:

	Per Share		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment
Un
Underwriting Discounts and Commissions paid by FuelCell	$0.4875	$0.4875	$4,387,500	$5,045,625
Expenses payable by FuelCell	$0.03	$0.03	$280,000	$280,000

FuelCell has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of its common stock or securities convertible into or exchangeable or exercisable for any shares of its common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of the prospectus filed in connection with transactions contemplated by the Underwriting Agreement, except issuances pursuant to the exercise of employee stock options or pursuant to the Company’s dividend reinvestment plan. However, in the event that either (1) during the last 17 days of the “lock-up” period, FuelCell releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the “lock-up” period, the Company announce that it will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

FuelCell has agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that underwriters may be required to make in that respect.

Item 8.01. Other Events.

On April 10, 2007, FuelCell issued a press release announcing the completion of its public offering of 9,000,000 shares of its common stock in an underwritten public offering that resulted in net proceeds to the Company of approximately $62.8 million after deducting underwriting discounts and commissions and estimated offering expenses.  The shares were sold at a public offering price of $7.50 per share. Pursuant to the terms of the offering, the Company granted the underwriters a 30-day option to purchase an additional 1,350,000 shares of its common stock to cover over-allotments, if any. A copy of FuelCell’s press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1
Underwriting Agreement, dated as of April 3, 2007, by and between FuelCell Energy, Inc., Credit Suisse Securities (USA) LLC, Canaccord Adams Inc., Lazard Capital Markets LLC, RBC Capital Markets Corporation, Adour Capital Investments, LLC and Simmons & Company International.

99.1	FuelCell Energy, Inc., Press Release, issued April 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: April 10, 2007	By:	/s/ Jospeh G. Mahler
Joseph G. Mahler
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

1.1
Underwriting Agreement, dated as of April 3, 2007, by and between FuelCell Energy, Inc., Credit Suisse Securities (USA) LLC, Canaccord Adams Inc., Lazard Capital Markets LLC, RBC Capital Markets Corporation, Adour Capital Investments, LLC and Simmons & Company International.

99.1	FuelCell Energy, Inc., Press Release, issued April 10, 2007.